EX99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Corporate Update

SOUTH SAN FRANCISCO, Calif., March 10, 2022 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing novel T cell engagers, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a corporate update.

“We look forward to additional clinical advancements in the year ahead. We are focusing our resources on portfolio programs that show promising activity, including HPN328 and HPN217, while we advance new candidates into the clinic from our technology platforms,” said Julie Eastland, President and Chief Executive Officer of Harpoon Therapeutics. “Additionally, we have conducted a careful and thorough analysis of our HPN424 data, including our clinical results to date, and based on those data we have made the decision to discontinue the HPN424 dose escalation study.”

“We are committed to ongoing support of those patients who remain on our HPN424 trial. We thank the patients, investigators and our employees for supporting this clinical study,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon Therapeutics.

Fourth Quarter 2021 and Recent Business Highlights and Upcoming Milestones

•
In March 2022, Harpoon announced Orphan Drug designation for HPN328 in small cell lung cancer

•
In March 2022, Harpoon announced Fast Track designation for HPN217 in relapsed, refractory multiple myeloma

•
In December 2021 Harpoon provided a pipeline update and in January 2022 issued milestone updates to highlight its TriTAC clinical progress, as well as its platform technologies and next clinical candidate in development:
o
HPN328 (DLL3)
▪
In the ongoing Phase 1/2 trial for HPN328, 3 out of 4 patients with small cell lung cancer in the two highest dose cohorts experienced target lesion (TL) reduction, with one patient achieving a confirmed partial response with a 53% TL reduction.
▪
Harpoon to continue dose escalation to determine RP2D by year-end 2022.
o
HPN217(BCMA)
▪
Compelling initial clinical activity observed in escalation phase of ongoing trial;
▪
Harpoon to select an RP2D and initiate dose expansion cohort by mid-2022.
o
HPN536 (MSLN)
▪
Complete dose escalation by year-end 2022.
o
HPN601 (EpCAM)
▪
Advancing Harpoon’s first ProTriTAC molecule, with an IND submission anticipated by year-end 2022.

•
In December 2021, at the 63rd American Society of Hematology Annual Meeting and Exposition, the company reported interim data from the Phase 1/2 study of HPN217, a half-life extended TriTAC targeting B cell maturation antigen (BCMA) for the treatment of relapsed, refractory multiple myeloma. An overall response rate of 63% and a disease control rate of 88% in the HPN217 2150 µg/week cohort was observed. These interim data demonstrated clinical activity at higher dose levels, strong target engagement, and a manageable safety profile.

•
In November 2021, preclinical data supporting Harpoon’s proprietary TriTAC-XR T cell engager platform was highlighted in a poster presentation at the 36th Annual Meeting of the Society for Immunotherapy of Cancer, demonstrating that the platform could mitigate toxicities such as cytokine release syndrome.

Fourth Quarter and Full Year 2021 Financial Results

•
Harpoon ended the fourth quarter of 2021 with $136.6 million in cash, cash equivalents, and marketable securities compared to $150.0 million as of December 31, 2020. The decrease of $13.4 million to the cash balance at the end of the fourth quarter includes Harpoon’s follow-on financing that closed on January 11, 2021 resulting in net proceeds of approximately $107.6 million, less cash spend during the twelve months on operating expenses.

•
The company’s cash used in operating activities for the fiscal year ending December 31, 2021 was $122.1 million, which exclusive of the Maverick litigation resulted in cash OPEX used of $72.1 million compared to our guidance of $75 million to $80 million that was provided in November 2021.

•
Revenue for the quarter ended December 31, 2021 was $4.3 million compared to $7.5 million for the quarter ended December 31, 2020. Revenue for the year ended December 31, 2021 was $23.7 million, compared to $17.4 million for the year ended December 31, 2020. For the fourth quarter ended December 31, 2021, the decrease in revenue was primarily due to zero revenue recognized related to Harpoon’s Discovery Collaboration agreement with AbbVie. For the twelve months ended December 31, 2021, the increase in revenue was primarily due to revenue recognized from the Development and Option agreement with AbbVie.

•
Research and development (R&D) expense for the quarter ended December 31, 2021 was $20.7 million compared to $15.1 million for the quarter ended December 31, 2020. R&D expense for the year ended December 31, 2021 was $72.1 million, compared to $52.6 million for the prior year. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and clinical trials for HPN424, HPN536, HPN217 and HPN328.

•
General and administrative (G&A) expense for the quarter ended December 31, 2021 was $5.2 million compared to $3.9 million for the quarter ended December 31, 2020. For the year ended December 31, 2021, G&A expense was $18.3 million compared to $16.2 million for the year ended December 31, 2020. For both periods, the increase was primarily attributable to an increase in personnel expenses related to an increase in headcount and other professional services to support our operations as a public company, partially offset by a decrease in legal expenses associated with Maverick litigation.

•
Net loss for the quarter ended December 31, 2021 was $21.6 million compared to $11.4 million for the quarter ended December 31, 2020. The net loss for the year ended December 31, 2021 was $116.7 million compared to $49.9 million for the prior year.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. The company’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “could,” “look forward,” “target,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of Harpoon Therapeutics’ platforms and product candidates, including progress, timing, scope, design and interim results of clinical trials, ability of TriTAC-XR T cell engager platform to mitigate toxicities, such as cytokine release syndrome, the candidate’s safety and tolerability profile, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ annual report on Form 10-K for the year ended December 31, 2021 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue
Collaboration and license revenue	$4,325	$7,492	$23,654	$17,444
Total revenue	4,325	7,492	23,654	17,444
Operating expenses
Research and development	20,664	15,065	72,124	52,565
General and administrative	5,202	3,924	18,327	16,210
Litigation settlement	—	—	49,954	—
Total operating expenses	25,866	18,989	140,405	68,775
Loss from operations	(21,541)	(11,497)	(116,751)	(51,331)
Interest income	36	151	240	1,449
Other expense	(46)	(11)	(210)	(26)
Net loss	(21,551)	(11,357)	(116,721)	(49,908)
Other comprehensive loss:
Net unrealized loss on marketable securities	(47)	(124)	(50)	(38)
Comprehensive loss	$(21,598)	$(11,481)	$(116,771)	$(49,946)
Net loss per share, basic and diluted	$(0.66)	$(0.45)	$(3.62)	$(1.99)
Weighted-average shares used in computing net loss per share, basic and diluted	32,704,000	25,250,766	32,274,362	25,034,947

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	As of December 31,
	2021	2020
	(in thousands)
Cash, cash equivalents, and marketable securities	$136,620	$149,976
Total assets	$155,452	$171,592
Total liabilities	$97,382	$117,753
Total stockholders' equity	$58,070	$53,839